EXHIBIT 23

                               CONCORD EFS, INC.

                        CONSENT OF INDEPENDENT AUDITORS




     We consent to the incorporation by reference in this Annual Report (Form 10-K) of Concord EFS, Inc. of our report dated February 10, 2000, included in the 1999 Annual Report to Stockholders of Concord EFS, Inc.

     We consent to the incorporation by reference in the Registration Statements (Form S-3: Nos. 333-62069 and 333-77829; Form S-8: Nos. 33-60871, 333-74213 and
333-74215) of Concord EFS, Inc. and in the related Prospectuses of our report dated February 10, 2000, with respect to the consolidated financial statements of Concord EFS, Inc. incorporated by reference in this Annual Report (Form 10-K) for the year ended December 31, 1999.



                                                               Ernst & Young LLP

Memphis, Tennessee
March 27, 2000